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EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Organization	Tradenames
Bonstores Realty One, LLC	Delaware
Bonstores Realty Two, LLC	Delaware
Bon-Ton Distribution, Inc.	Illinois	Carson Pirie Scott
Carson Pirie Scott II, Inc.	Mississippi	Bon-Ton, Herberger's, Younkers
McRIL, LLC	Virginia	Bergner's, Carson Pirie Scott, Younkers
The Bon-Ton Department Stores, Inc.	Pennsylvania	Bon-Ton, Boston Store, Carson Pirie Scott, Herberger's, Parisian, Younkers
The Bon-Ton Giftco, Inc.	Florida
The Elder-Beerman Stores Corp.	Ohio	Boston Store, Carson Pirie Scott, Elder-Beerman, Younkers

All subsidiaries are wholly owned.

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  EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT